EXHIBIT 99.1

Contacts:
James Winschel	Jill Baker
Senior Vice President and Chief Financial Officer	Vice President, Investor Relations
Tel: 781-434-4118	Tel: 781-434-4118
Fax: 781-434-5033	Fax: 781-434-5033
Email: James.Winschel@PAREXEL.com	Email : Jill.Baker@PAREXEL.com
PAREXEL AGREES TO ACQUIRE CALIFORNIA CLINICAL TRIALS MEDICAL GROUP, INC. AND BEHAVIORAL AND
MEDICAL RESEARCH, LLC
— Acquisition Adds West Coast Phase I Unit and Specialty Phase II — IV
Clinical Research Services —
Boston, MA, October 12, 2006 — PAREXEL International Corporation (NASDAQ: PRXL), a leading global bio/pharmaceutical services organization, today announced the execution of a definitive purchase agreement to acquire the business and operations of California Clinical Trials Medical Group, Inc. (“CCT”) and Behavioral and Medical Research, LLC (“BMR”). Established in 1981 with headquarters in San Diego, CCT and BMR provide a broad range of specialty Phase I — IV clinical research services through four clinical sites in California. The purchase price is $65 million, and the acquisition is expected to close within the next thirty days.
“The acquisition will further strengthen our global Clinical Pharmacology Network with the addition of 51 Phase I beds on the West Coast,” stated Josef von Rickenbach, Chairman and CEO of PAREXEL. “A 35-bed unit located on the campus of the Glendale Adventist Medical Center combined with an additional 16 beds that are currently under construction at another location, will expand PAREXEL’s Clinical Pharmacology capacity to over 400 beds, making PAREXEL one of the largest providers of Phase I services in the world. The deep experience that CCT and BMR have with central nervous system clinical trials and neuroscience drug development services, combined with their expertise in performing complex studies, will enhance the services we currently provide to clients. Of note, they have been pioneers in Japanese bridging studies, working closely with Japanese regulatory officials to enable pharmaceutical companies to save time and development costs by gathering the data necessary for Japanese regulatory submissions from sites outside of Japan. CCT has also established a strong franchise with renowned expertise in the area of sleep disorders, which will be an excellent complement to the sleep studies PAREXEL currently offers. The revenue and profits the acquisition will bring will also help to accelerate a return to profitability in PAREXEL’s U.S. operations.”
Robert Palko, President and Chief Operating Officer of CCT and BMR, noted, “Joining forces with PAREXEL should enable us to access a much broader client base for our specialized Phase I through IV services, and provide us with the ability to present our clients with a more extensive product and service offering to meet their diverse needs. We look forward to better leveraging our specialized expertise as we integrate our company with PAREXEL’s robust consulting and clinical research services portfolio.”
About the Company
PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 51 locations throughout 40 countries around the world, and has 5,600 full-time employees.
This release contains “forward-looking” statements regarding future results and events. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the amendment or interpretation of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123R”), which could change the Company’s current assessment of the effects of the adoption of Statement 123R on the acceleration of equity grants, the assumptions inherent in equity pricing models under Statement 123R and the final results of the closing of the Company’s books for future financial periods; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses including the acquisition referred to in this release and the integration of the acquired business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended June 30, 2006 as filed with the SEC on September 8, 2006, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.